As filed with the Securities and Exchange Commission on September 20, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

REPAY HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	98-1496050
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

  3 West Paces Ferry Road

Suite 200

Atlanta, Georgia 30305

Telephone: (404) 504-7472

 (Address, including zip code, and telephone number, including area code, of principal executive offices)

Repay Holdings Corporation Omnibus Incentive Plan

(Full title of the plan)

Tyler B. Dempsey, Esq.

General Counsel

3 West Paces Ferry Road

Suite 200

Atlanta, Georgia 30305

Telephone: (404) 504-7472

(Name and address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Roxane F. Reardon, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Telephone: (212) 455-2000

Telecopy: (212) 455-2502

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Class A Common Stock, par value $0.0001 per share	7,326,728	(1)	$13.18	(2)	$96,566,275	(2)	$11,704

(1)	The securities to be registered include shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), of Repay Holdings Corporation (the “Company” or the “Registrant”) approved for issuance under the Repay Holdings Corporation Omnibus Incentive Plan (as amended by Amendment No. 1 to the Repay Holdings Corporation Omnibus Incentive Plan, dated as of September 20, 2019, the “Incentive Plan”). Of the 7,326,728 shares of Class A common stock to be registered, 2,913,114 shares were issued to the selling stockholders named in the prospectus which forms a part of this registration statement (the “Selling Stockholders”) pursuant to a time-vesting restricted stock agreement and performance-vesting restricted stock agreement, dated July 11, 2019, August 14, 2019 or September 3, 2019, as applicable, between the Company and each Selling Stockholder (collectively, the “Restricted Stock Agreements”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) also covers an indeterminate number of additional shares of Class A common stock, which may be offered and issued under the Incentive Plan to prevent dilution resulting from adjustments as a result of stock dividends, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act. The fee is based on a price of $13.18 per share of Class A common stock, which is based on the average of the high and low sales price per share of the Registrant’s Class A common stock as reported on The Nasdaq Capital Market on September 16, 2019.

EXPLANATORY Note

On July 11, 2019, Thunder Bridge Acquisition, Ltd. (“Thunder Bridge”) domesticated into a Delaware corporation (the “Domestication”) and consummated the merger (the “Merger”) of a wholly-owned subsidiary of Thunder Bridge with and into Hawk Parent Holdings LLC (“Hawk Parent”), pursuant to a Second Amended and Restated Agreement and Plan of Merger dated effective as of January 21, 2019 (as amended or supplemented from time to time, the “Merger Agreement”) among Thunder Bridge, Hawk Parent and certain other parties thereto (such Domestication, Merger and other transactions contemplated by the Merger Agreement, collectively, the “Business Combination”).

In connection with the closing of the Business Combination (the “Closing”), the registrant changed its name from Thunder Bridge Acquisition, Ltd. to Repay Holdings Corporation (the “Company”). Class A ordinary shares and Class B ordinary shares of Thunder Bridge issued and outstanding immediately prior to the Closing converted into Class A common stock of the Company, par value $0.0001 per share (“Class A common stock”). In addition, in connection with the Business Combination and as a result of the approval of an amendment to Thunder Bridge’s Warrant Agreement (as defined below), each warrant of Thunder Bridge became one warrant of the Company exercisable for one-quarter of one share of Class A common stock at an exercise price of $2.875 per one-quarter share ($11.50 per whole share).

Our Class A common stock is currently traded on the Nasdaq Capital Market under the symbol “RPAY”.

The Company has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”) to register 7,326,728 shares of Class A common stock approved for issuance under the Repay Holdings Corporation Omnibus Incentive Plan (as amended by Amendment No. 1 to the Repay Holdings Corporation Omnibus Incentive Plan, dated as of September 20, 2019, the “Incentive Plan”), which amount includes 2,913,114 shares of restricted Class A common stock (the “Restricted Stock”) issued to the selling stockholders named in this prospectus (collectively, the “Selling Stockholders”) pursuant to the terms of a time-vesting restricted stock agreement and performance-vesting restricted stock agreement, dated July 11, 2019, August 14, 2019 or September 3, 2019, as applicable, between the Company and each Selling Stockholder (collectively, the “Restricted Stock Agreements”).

This Registration Statement contains two parts. The first part, which consists of the material which follows this page, up to but not including page II-1, constitutes a “reoffer” prospectus prepared in accordance with Part I of Form S-3 (in accordance with Instruction C of the General Instructions to Form S-8) which covers reoffers and resales of the shares of Restricted Stock issued pursuant to the terms of the Restricted Stock Agreements. These shares of Restricted Stock may be considered “restricted securities” as defined in General Instruction C(1) to Form S-8. The second part, which begins on page II-1, contains information required in the Registration Statement pursuant to Part II of Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in this Part I will be delivered to the participants in the Incentive Plan as required by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

REOFFER PROSPECTUS

2,913,114 SHARES

CLASS A COMMON STOCK

This prospectus relates to resales of shares of our Class A common stock, $0.0001 par value per share (the “Class A common stock”), which may be offered from time to time by the selling stockholders described in this prospectus (collectively, the “Selling Stockholders”). This prospectus covers 2,913,114 shares of restricted Class A common stock issued to each Selling Stockholder under a time-vesting restricted stock agreement and a performance-vesting restricted stock agreement, dated July 11, 2019, August 14, 2019 or September 3, 2019, as applicable, between the Company and the selling stockholder (collectively, the “Restricted Stock Agreements”). We are not offering any shares of Class A common stock pursuant to this prospectus and we will not receive any of the proceeds from the sale of shares by the Selling Stockholders.

Upon vesting of the shares offered hereby pursuant to the terms of the Restricted Stock Agreements, the Selling Stockholders may from time to time sell, transfer or otherwise dispose of any or all of the shares of Class A common stock covered by this prospectus through underwriters or dealers, directly to purchasers (or a single purchaser) or through broker-dealers or agents. The Class A common stock may be sold in one or more transactions at fixed prices, prevailing market prices at the time of sale, prices related to the prevailing market prices, varying prices determined at the time of sale or negotiated prices. We do not know when or in what amount the Selling Stockholders may offer the shares for sale. The Selling Stockholders may sell any, all or none of the shares offered by this prospectus. See “Plan of Distribution” beginning on page 19 for more information about how the Selling Stockholders may sell or dispose of the shares of Class A common stock covered by this prospectus.

Our Class A common stock is traded on The Nasdaq Capital Market, or Nasdaq, under the symbol “RPAY.” On September 19, the closing price of our Class A common stock was $13.44.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, and as such, have elected to comply with certain reduced public company reporting requirements.

Investing in our Class A common stock involves risks. Please read carefully the section entitled “Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Our principal executive offices are located at 3 West Paces Ferry Road, Suite 200, Atlanta, Georgia 30305, and our telephone number is (404) 504-7472.

The date of this prospectus is September 20, 2019

ABOUT THIS PROSPECTUS

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information. Neither we nor the Selling Stockholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “we,” “us,” “our” and similar terms refer to Repay Holdings Corporation. References to “Thunder Bridge” refer to Thunder Bridge Acquisition, Ltd. prior to the consummation of the Business Combination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are generally identified by use of words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “believe,” “intend,” “plan,” “projection,” “outlook” or words of similar meaning. These forward-looking statements include, but are not limited to, statements regarding the Company’s industry and market sizes, future opportunities for the Company and the Company’s estimated future results. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.

In addition to factors previously disclosed in prior reports filed with the Securities and Exchange Commission (the “Commission”) and those identified elsewhere in this prospectus, the following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: a delay or failure to realize the expected benefits from the Business Combination; a delay or failure to integrate and realize the benefits of the TriSource acquisition and any difficulties associated with operating in the back-end processing markets in which the Company does not have any experience; changes in the payment processing market in which the Company competes, including with respect to its competitive landscape, technology evolution or regulatory changes; changes in the vertical markets that the Company targets; risks relating to the Company’s relationships within the payment ecosystem; risk that the Company may not be able to execute its growth strategies, including identifying and executing acquisitions; risks relating to data security; changes in accounting policies applicable to the Company; and the risk that the Company may not be able to develop and maintain effective internal controls.

Actual results, performance or achievements may differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those forward-looking statements are based. There can be no assurance that the data contained herein is reflective of future performance to any degree. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance. All information set forth herein speaks only as of the date hereof in the case of information about the Company or the date of such information in the case of information from persons other than the Company, and we disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this prospectus. Forecasts and estimates regarding the Company’s industry and end markets are based on sources we believe to be reliable, however there can be no assurance these forecasts and estimates will prove accurate in whole or in part. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portions of the respective filings that are furnished, rather than filed, pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K including exhibits related thereto or other applicable SEC rules) after the date of this prospectus and prior to the termination of the offering under this prospectus:

●	our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 26, 2019 (File No. 001-38531);

●	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019, filed with the SEC on May 15, 2019 and July 10, 2019, respectively (File No. 001-38531);

●	our Current Reports on Form 8-K and Form 8-K/A, as applicable, filed with the SEC on January 22, 2019, February 12, 2019, April 17, 2019, May 9, 2019, May 21, 2019, May 29, 2019, June 20, 2019, July 10, 2019, July 17, 2019, July 26, 2019, August 14, 2019, August 14, 2019, August 19, 2019 and September 20, 2019 (in each case, excluding those portions furnished pursuant to Item 2.02 and Item 7.01, if applicable) (File No. 001-38531); and

●	the description of our securities contained in our Registration Statement on Form 8-A (File No. 001-38531), filed with the SEC on June 15, 2018, including any amendments or reports filed for the purpose of updating such description.

Documents that are incorporated by reference in this prospectus but were filed under the Exchange Act before July 11, 2019 do not reflect the Domestication, the Business Combination or the resulting change in our name, jurisdiction of incorporation or capital structure. We describe these matters below under the section entitled “The Company.”

Any statement contained in this prospectus, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request copies of these documents, at no cost to you, by writing or telephoning us at the below address. Exhibits to the filings, however, will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document:

Repay Holdings Corporation

3 West Paces Ferry Road

Suite 200

Atlanta, GA 30305

(404) 504-7472

THE COMPANY

The Company

We provide integrated payment processing solutions to industry-oriented markets in which merchants have specific transaction processing needs. Our proprietary, integrated payment technology platform reduces the complexity of the electronic payments process for merchants, while enhancing their consumers’ overall experience. We charge our clients processing fees based on the volume of payment transactions processed and other transaction or service fees. We processed approximately $7.5 billion of total card payment volume in 2018. In the six months ended June 30, 2019, the year ended December 31, 2018 and the year ended December 31, 2017, we had total revenues of $75.5 million, $130.0 million and $94.0 million, respectively.

Background

Repay Holdings Corporation was originally known as Thunder Bridge Acquisition, Ltd., a special purpose acquisition company incorporated as a Cayman Islands exempted company, which consummated its initial public offering (“IPO”) in June 2018. On July 11, 2019, Thunder Bridge domesticated into a Delaware corporation and consummated the merger of its wholly-owned subsidiary with and into Hawk Parent pursuant to the Merger Agreement. In connection with the closing of the Business Combination, Thunder Bridge changed its name to Repay Holdings Corporation.

Pursuant to the Business Combination, Thunder Bridge’s then issued and outstanding Class A ordinary shares and Class B ordinary shares automatically converted, on a one-for-one basis, into shares of our Class A common stock, and each issued and outstanding warrant to purchase Class A ordinary shares of Thunder Bridge became, after giving effect to the Warrant Amendment (as defined below), exercisable by its terms to purchase an equal number of shares of Class A common stock. In addition, pre-Business Combination equityholders of Hawk Parent received as consideration for their existing limited liability company interests of Hawk Parent an amount of cash and a number of units representing limited liability company interests of Hawk Parent as the surviving company following the Merger (the “Post-Merger Repay Units”, and holders of such Post-Merger Repay Units, the “Repay Unitholders”). In connection with the issuance of such Post-Merger Repay Units, the Company issued to Hawk Parent, as the surviving company following the Merger, 100 shares of Class V common stock of the Company, and Hawk Parent distributed one share of Class V common stock to each holder of Post-Merger Repay Units. The rights of holders of our common stock and Warrants are governed by our certificate of incorporation, our bylaws and the Delaware General Corporation Law (the “DGCL”), and in the case of the warrants, the Warrant Agreement, dated June 18, 2018, between Thunder Bridge and the Continental Stock Transfer& Trust Company, as amended by the Warrant Amendment (the “Warrant Amendment”), dated July 11, 2019 (as amended, the “Warrant Agreement”), each of which is described in our Current Report on Form 8-K, initially filed with the Securities and Exchange Commission on July 17, 2019 (as amended on August 14, 2019, the “Closing 8-K”), which is incorporated herein by reference. See the section entitled “Description of Securities” for more information.

Additional Information

Our principal executive offices are located at 3 West Paces Ferry Road, Suite 200, Atlanta, GA 30305. Our telephone number is (404) 504-7472. Our website address is www.repay.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

RISK FACTORS

Investing in our common stock involves risks. You should review the risks described under “Risk Factors” in Exhibit 99.2 to our Current Report on Form 8-K/A filed with the Commission on August 14, 2019, and under “Risk Factors” in Item 1A of each subsequently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K (which documents are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our common stock. These risks could materially affect our business, results of operations or financial condition and cause the value of our common stock to decline. You could lose all or part of your investment. See “Incorporation by Reference” and “Where You Can Find More Information” in this prospectus.

USE OF PROCEEDS

All of the Class A common stock offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. We will not receive any of the proceeds from these sales.

The Selling Stockholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Stockholders in disposing of their Class A common stock, and we will bear all other costs, fees and expenses incurred in effecting the registration of the Class A common stock covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Certificate of Incorporation (the “Certificate of Incorporation”), our Bylaws (the “Bylaws”) and the warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge to you reach each of the Certificate of Incorporation, the Bylaws and the warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

The Certificate of Incorporation authorizes the issuance of 2,200,001,000 shares, consisting of (i) 200,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”) and (ii) 2,000,000,000 shares of Class A common stock, par value $0.0001 per share, and 1,000 shares of Class V common stock, par value $0.0001 per share.

As of September 20, 2019, there were 39,308,373 shares of Class A common stock outstanding, 100 shares of Class V common stock (with Hawk Parent holding any shares of Class V common stock in treasury that are not issued to Repay Unitholders) outstanding, no shares of preferred stock outstanding, and 33,800,000 warrants (the “Warrants”), each exercisable for one-quarter of one share of Class A common stock of the Company at an exercise price of $2.875 per one-quarter share ($11.50 per whole share) outstanding, consisting of 25,800,000 public warrants and 8,000,000 private warrants.

Class A Common Stock

The Class A common stock have all the rights, powers and privileges provided for in our Certificate of Incorporation.

Voting rights. Each holder of Class A common stock is entitled to one vote for each share of Class A common stock held of record by such holder on all matters on which stockholders generally are entitled to vote. The holders of Class A common stock do not have cumulative voting rights in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Class A common stock, as such, have no voting power with respect to, and are not be entitled to vote on, any amendment to the Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

Dividend Rights. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of shares of Class A common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Company Board out of funds legally available therefor.

Rights upon liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the holders of Class A common stock are entitled to share ratably in all assets remaining after payment of the Company’s debts and other liabilities, subject to prior distribution rights of Preferred Stock or any class or series of stock having a preference over the Class A common stock, then outstanding, if any.

Other rights. The holders of Class A common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Class A common stock. The rights, preferences and privileges of holders of the Class A common stock will be subject to those of the holders of any shares of the Preferred Stock the Company may issue in the future.

Class V Common Stock

The Class V common stock have all the rights, powers and privileges provided for in our Certificate of Incorporation. All shares of Class V common stock issued in connection with the Business Combination are fully paid and non-assessable.

Voting rights. The holders of the Class V common stock are entitled to a number of votes that is equal to the product of (x) the total number of Post-Merger Repay Units held by such holder as set forth in the books and records of Hawk Parent multiplied by (y) an exchange rate defined in that certain Exchange Agreement (the “Exchange Agreement”), dated July 11, 2019, among the Company, Hawk Parent and other Repay Unitholders, on all matters on which stockholders generally or holders of Class V common stock as a separate class are entitled to vote (whether voting separately as a class or together with one or more classes of the Company’s capital stock). The holders of shares of Class V common stock do not have cumulative voting rights in the election of directors. Holders of shares of Class V common stock will vote together with holders of the Class A common stock as a single class on all matters presented to the Company’s stockholders for their vote or approval. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Class V common stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to the Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

Dividend rights. The holders of the Class V common stock do not participate in any dividends declared by the Company Board.

Rights upon liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the holders of Class V common stock are not entitled to receive any assets of the Company.

Other rights. The holders of shares of Class V common stock do not have preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the Class V common stock.

Issuance and Retirement of Class V common stock. In the event that any outstanding share of Class V common stock ceases to be held directly or indirectly by a holder of a Post-Merger Repay Units, such share will automatically be transferred to the Company for no consideration and thereupon will be retired. The Company will not issue additional shares of Class V common stock after the adoption of the Certificate of Incorporation other than in connection with the valid issuance or transfer of Post-Merger Repay Units in accordance with the governing documents of Hawk Parent.

Preferred Stock

No shares of Preferred Stock were issued or outstanding immediately after the completion of the Business Combination. The Certificate of Incorporation authorizes the Company Board to establish one or more series of Preferred Stock. Unless required by law or any stock exchange, the authorized shares of Preferred Stock will be available for issuance without further action by the holders of the Class A common stock. The Company Board has the discretion to determine the powers, preferences and relative, participating, optional and other special rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of Preferred Stock.

The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. Additionally, the issuance of Preferred Stock may adversely affect the holders of the Class A common stock by restricting dividends on the Class A common stock, diluting the voting power of the Class A common stock and the Class V common stock or subordinating the liquidation rights of the Class A common stock. As a result of these or other factors, the issuance of Preferred Stock could have an adverse impact on the market price of the Class A common stock. At present, we have no plans to issue any Preferred Stock.

Warrants

The Warrants are issued under a Warrant Agreement between Continental Stock Transfer & Trust Company, as Warrant agent and the Company, as the successor to Thunder Bridge. As a result of the Domestication and the Business Combination, and upon the execution of the Warrant Amendment, (i) each of Thunder Bridge’s outstanding Warrants, which prior to the Business Combinations entitled the holder thereof to purchase one Class A ordinary share of Thunder Bridge at an exercise price of $11.50 per share, became exercisable for one-quarter of one share of Class A common stock of the Company at an exercise price of $2.875 per one-quarter share ($11.50 per whole share), subject to the adjustments provided in the Warrant Agreement (ii) each holder of a Warrant received, for each such Warrant, a cash payment of $1.50 (although the holders of the Private Warrants waived their rights to receive such payment) and (iii) each Private Warrant became redeemable and exercisable on the same basis as the Company’s Public Warrants.

Pursuant to the Warrant Agreement, a holder of Warrants may exercise its Warrants only for a whole number of shares of Class A common stock of the Company. Therefore, only four warrants or a multiple of four warrants may be exercised at any given time by a Warrant holder. No fractional shares will be issued upon exercise of the Warrants. For example, if a Warrant holder only holds one Warrant to purchase one-quarter of one share of Class A common stock of the Company, such warrant will not be exercisable. However, if a Warrant Holder holds four warrants, such warrants will be exercisable for one share of Class A common stock. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share (as a result of a subsequent share dividend payable in shares of common stock, or by a split up of the Class A common stock or other similar event), the Company will, upon exercise, round up or down to the nearest whole number the number of Class A common stock to be issued to such holder.

No Warrant is exercisable and the Company is not obligated to issue shares of Class A common stock until such shares have been registered, qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the Warrant holder. If a registration statement covering the Class A common stock issuable upon exercise of the Warrants is not effective within 60 business days from the completion of the Business Combination, or at any time thereafter, Warrant holders may, until such time as there is an effective registration statement, exercise Warrants only on a “cashless basis” pursuant to an available exemption from registration under the Securities Act. In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” will mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants.

The exercise price and number of Class A common stock issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or the Company’s recapitalization, reorganization, merger or consolidation. However, the Warrants will not be adjusted for issuances of Class A common stock at a price below their respective exercise prices. The Company is also permitted, in its sole discretion, to lower the exercise price at any time prior to the expiration date for a period of not less than 20 business days, provided that the Company provides at least 20 days prior written notice of such reduction to registered holders of the Warrants and that any such reduction will be applied consistently to all of the Warrants. Any such reduction in the exercise price will comply with any applicable regulations under the Federal securities laws, including Rule 13e-4 under the Exchange Act generally and Rule 13e-4(f)(1)(i) specifically.

The Warrants will expire at 5:00 p.m., New York City time on the earlier to occur of (x) the date that is five years from the completion of the Business Combination or (y) the redemption date as fixed by the Company pursuant to the Warrant Agreement, if the Company elects to redeem all Warrants as described below. Each outstanding Warrant not exercised on or before the expiration date will become void, and all rights under the Warrants and the Warrant Agreement will cease as of the expiration date.

The Company may call the Warrants for redemption, in whole and not in part, at a price of $0.01 per Warrant:

●	at any time while the Warrants are exercisable,

●	upon not less than 30 days’ prior written notice of redemption to each Warrant holder,

●	if and only if, the reported last sale price of the shares of the Company’s Class A common stock equals or exceeds $18.00 per share, for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to Warrant holders, and

●	if and only if, there is a current registration statement in effect with respect to the Company’s Class A common stock underlying such Warrants at the redemption date and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If Company calls the Warrants for redemption as described above, its management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” Whether the Company will exercise its option to require all holders to exercise their Warrants on a “cashless basis” will depend on a variety of factors including the price of the Class A common stock at the time the Warrants are called for redemption, the Company’s cash needs at such time and concerns regarding dilutive share issuances.

A Warrant holder will not have the rights or privileges of holders of Class A common stock and any voting rights with respect to the shares underlying any Warrants until they exercise such Warrants and receive Class A common stock. After the issuance of Class A common stock upon exercise of the Warrants, each holder will be entitled to such rights with respect to such shares of Class A common stock as provided by applicable law, the Company’s organizational documents and any other applicable agreement.

Warrant holders may elect, at their sole option and discretion, to be subject to a restriction on the exercise of their Warrants such that an electing Warrant holder (and his, her or its affiliates) would not be able to exercise their Warrants to the extent that, after giving effect to such exercise, such holder (and his, her or its affiliates) would beneficially own in excess of 9.8% of the Class A common stock outstanding.

The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of 65% of the then-outstanding Public Warrants in order to make any change that adversely affects the interests of the registered holders. Notwithstanding the foregoing, the Company may lower the exercise price or extend the duration of the exercise period of the Warrants in accordance with the Warrant Agreement, without the consent of any holder.

Dividends

We have not paid any cash dividends on our Class A common stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subject to funds legally available therefore. The payment of any cash dividends is within the discretion of the Company Board. In addition, the Company Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, our ability to declare dividends may be limited by restrictive covenants contained in the agreements governing the indebtedness of our subsidiaries.

Anti-Takeover Effects of the Certificate of Incorporation, the Bylaws and Certain Provisions of Delaware Law

The Certificate of Incorporation, the Bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, which are intended to enhance the likelihood of continuity and stability in the composition of the Company Board and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are intended to avoid costly takeover battles, reduce the Company’s vulnerability to a hostile change of control or other unsolicited acquisition proposal, and enhance the ability of the Company Board to maximize stockholder value in connection with any unsolicited offer to acquire the Company. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of Class A common stock. The Certificate of Incorporation provides that any action required or permitted to be taken by the Company’s stockholders must be effected at a duly called annual or shareholders meeting of such stockholders and may not be effected by any consent in writing by such holders unless such action is recommended by all directors of the Company Board then in office, except that holders of Class V common stock or one or more series of Preferred Stock, if such series are expressly permitted to do so by the certificate of designation relating to such series, may take any action by written consent if such action permitted to be taken by such holders and the written consent is signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply if and so long as the Class A common stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock may be to enable the Company Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Class A common stock at prices higher than prevailing market prices.

Election of Directors and Vacancies

The Certificate of Incorporation provides that the Company Board will determine the number of directors who will serve on the board, provided that no more than fifteen directors may serve on the Company Board at any time. The exact number of directors will be fixed from time to time by a majority of the Company Board. The Company Board is divided into three classes designated as Class I, Class II and Class III. Class I directors will initially serve for a term expiring at the first annual meeting of stockholders following the Closing of the Business Combination. Class II and Class III directors will initially serve for a term expiring at the second and third annual meeting of stockholders following the Closing of the Business Combination, respectively. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting of the stockholders. There is no limit on the number of terms a director may serve on the Company Board.

 In addition, the Certificate of Incorporation provides that any vacancy on the Company Board, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled only by a majority of the directors then in office, subject to the provisions of the Stockholder Agreements entered into in connection with the Business Combination and any rights of the holders of Preferred Stock.

Notwithstanding the foregoing provisions of this section, each director will serve until his successor is duly elected and qualified or until his earlier death, resignation or removal. No decrease in the number of directors constituting the Company Board will shorten the term of any incumbent director.

Business Combinations

The Company has elected not to be governed by Section 203 of the DGCL. Notwithstanding the foregoing, the Certificate of Incorporation provides that the Company will not engage in any “business combinations” (as defined in the Certificate of Incorporation), at any point in time at which the Company’s Class A common stock is registered under Section 12(b) or 12(g) of the Exchange Act of 1934, with any “interested stockholder” (as defined in the Certificate of Incorporation) for a three-year period after the time that such person became an interested stockholder unless:

●	prior to such time, the Company Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	at or subsequent to such time, the business combination is approved by the Company Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Company which is not owned by the interested stockholder.

Under the Certificate of Incorporation, a “business combination” is defined to generally include a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. The Certificate of Incorporation expressly excludes certain of the Company’s stockholders with whom the Company will enter into stockholders agreements, certain of their respective transferees and their respective successors and affiliates from the definition of “interested stockholder” irrespective of the percentage ownership of the total voting power beneficially owned by them. Under certain circumstances, such provisions in the Certificate of Incorporation make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. Accordingly, such provisions in the Certificate of Incorporation could have an anti-takeover effect with respect to certain transactions which the Company Board does not approve in advance. Such provisions may encourage companies interested in acquiring the Company to negotiate in advance with the Company Board because the stockholder approval requirement would be avoided if the Company Board approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. However, such provisions also could discourage attempts that might result in a premium over the market price for the shares held by stockholders. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

 Quorum

The Certificate of Incorporation provides that at any meeting of the Company Board, a majority of the total number of directors then in office constitutes a quorum for all purposes.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation expressly authorizes cumulative voting. The Certificate of Incorporation does not authorize cumulative voting.

General Stockholder Meetings

The Certificate of Incorporation provides that special meetings of stockholders may be called only by or at the direction of the Company Board, the Chairman of the Board or the Chief Executive Officer.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

The Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Company Board or a committee of the Company Board. For any matter to be “properly brought” before a meeting, a stockholder must comply with advance notice requirements and provide the Company with certain information. Generally, to be timely, a stockholder’s notice must be received at the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders (for the purposes of the first annual meeting of the stockholders of the Company following the adoption of the Bylaws, the date of the preceding annual meeting will be deemed to be May 31 of the preceding calendar year). The Bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions will not apply to the Stockholder Parties (as defined in the Bylaws) so long as their respective stockholders agreements remains in effect. The Bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Supermajority Provisions

The Certificate of Incorporation and the Bylaws provide that the Company Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, the Bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware or the Certificate of Incorporation. Any amendment, alteration, rescission or repeal of the Bylaws by the Company’s stockholders requires the affirmative vote of the holders of at least 80% in voting power of all the then outstanding shares of stock entitled to vote thereon, voting together as a single class.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. The Certificate of Incorporation provides that the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2/3% in voting power all the then outstanding shares of the Company’s stock entitled to vote thereon, voting together as a single class:

●	the provision requiring an 80% supermajority vote for stockholders to amend the Bylaws; and

●	the provisions providing for a classified Company Board (the election and term of directors);

●	the provisions regarding filling vacancies on the Company Board and newly created directorships;
●	the provisions regarding resignation and removal of directors;

●	the provisions regarding calling special meetings of stockholders;

●	the provisions regarding stockholder action by written consent;

●	the provisions eliminating monetary damages for breaches of fiduciary duty by a director;

●	the provisions regarding the election not to be governed by Section 203 of the DGCL;

●	the provisions regarding competition and corporate opportunities; and

●	the amendment provision requiring that the above provisions be amended only with an 662/3% supermajority vote.

These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of the Company or its management, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of the Company Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are designed to reduce the Company’s vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Company’s shares and, as a consequence, may inhibit fluctuations in the market price of the Company’s shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.

Exclusive Forum

The Certificate of Incorporation provides that, unless we consent to the selection of an alternative forum, any (i) derivative action or proceeding brought on behalf of the Company, (ii) action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Company to the Company or the Company’s stockholders, (iii) action asserting a claim against the Company or any director or officer of the Company (a) arising pursuant to any provision of the DGCL or the Certificate of Incorporation or the Bylaws or (b) as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) action asserting a claim against the Company or any director or officer of the Company governed by the internal affairs doctrine will, to the fullest extent permitted by law, be solely and exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Company will be deemed to have notice of and consented to the forum provisions in the Certificate of Incorporation. However, it is possible that a court could find the Company’s forum selection provisions to be inapplicable or unenforceable. Although the Company believes this provision benefits it by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against Company’s directors and officers.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. The Certificate of Incorporation, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that the Company has in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to the Company’s officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are employees of the Company or its subsidiaries. The Certificate of Incorporation provides that, to the fullest extent permitted by law, none of the non-employee directors or his or her affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which the Company or its affiliates now engage or propose to engage or (ii) otherwise competing with the Company or its affiliates. In addition, to the fullest extent permitted by law, in the event that any non-employee director or any of his or her affiliates acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or herself or its or his or her affiliates or for the Company or its affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to the Company or any of its affiliates and they may take any such opportunity for themselves or offer it to another person or entity. The Certificate of Incorporation does not renounce the Company’s interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for the Company unless (x) it would be permitted to undertake the opportunity, financially, legally and contractually, (y) the opportunity would be in line with the Company’s business and (z) the opportunity is one in which the Company has interest or reasonable expectancy.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of the Company and its stockholders, through stockholders’ derivative suits on the Company’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

The Bylaws provide that the Company must indemnify and advance expenses to directors and officers to the fullest extent authorized by the DGCL. The Company is also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for directors, officers and certain employees for some liabilities. The Company believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in the Certificate of Incorporation and the Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. In addition, your investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. The Company believes that these provisions, liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of the Company’s directors, officers or employees for which indemnification is sought.

Stockholder Agreements

Pursuant to the stockholders agreements (each, a “Stockholders Agreement”) that the Company entered into with Corsair, the Sponsor, and John Morris and Shaler Alias at the Closing in connection with the Merger, the Company agreed to nominate Corsair’s designees and Paul R. Garcia (or, if Mr. Garcia no longer desires to serve on the Company Board or does not meet the requirements of the designee under the Sponsor’s Stockholders Agreement, a person designated by Peter J. Kight (or in the event of his death or incapacity, Robert H. Hartheimer)) to serve on the Company Board for so long as each of them and their respective affiliates beneficially own certain specified percentages of the Company’s Class A common stock. In addition, John Morris, who serves as Chief Executive Officer of the Company, and Shaler Alias, who serves as President of the Company, will have the right to be designated or nominated as directors of the Company Board so long as they serve the Company in those respective positions pursuant to their Stockholders Agreement, and will have the right to designate one separate director (subject to Corsair approval) if they do not continue to serve, as long as they together beneficially own a certain specified percentage of the Company’s common stock (including Post-Merger Repay Units exchangeable for shares of the Company’s Class A common stock pursuant to the Exchange Agreement). For more information, each of the Stockholders Agreement is described in the Closing 8-K, which is incorporated herein by reference.

Stockholder Registration Rights

The Company, the Sponsor and certain other holders named therein are parties to registration rights agreement dated as of June 18, 2018 and amended as of July 11, 2019, pursuant to which the Sponsor has certain registration rights in respect of its Class A common stock.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	one percent (1%) of the total number of shares of common stock then outstanding; or

●	the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, such as us. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Upon the Closing of the Business Combination, the Company ceased to be a shell company.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is Continental Stock Transfer & Trust Company.

Listing of Securities

Our Class A common stock is listed on Nasdaq under the symbol “RPAY”.

SELLING STOCKHOLDERS

The following table sets forth information with respect to the Selling Stockholders and the shares of our Class A common stock beneficially owned by the Selling Stockholders as of September 20, 2019. The Selling Stockholder may offer all, some or none of the shares of Class A common stock covered by this prospectus. We cannot advise you as to whether the Selling Stockholders will, in fact, sell any or all of such shares of Class A common stock.

The beneficial ownership of shares of the Company’s common stock reported below is based on the following: (i) does not give effect to any shares issuable upon vesting of the Earn-Out Units issued pursuant to the Merger Agreement (“Earn-out Units”), (ii) assumes that Post-Merger Repay Units held in escrow pursuant to the Merger Agreement (“Escrow Units”) are held and not cancelled and returned to the Company and that no additional Post-Merger Repay Units are issued in connection with the post-closing purchase price adjustment pursuant to the Merger Agreement, (iii) assumes that of the 2,965,000 shares of Class A common stock held by Thunder Bridge Acquisition, LLC (the “Sponsor”) in escrow at the Closing pursuant to the Merger Agreement, the 1,482,500 shares that have not yet achieved the escrow release criteria are not forfeited, and (iv) assumes that no warrants are exercised.

Pursuant to the terms of the Exchange Agreement, beginning on the six-month anniversary of the closing date of the Merger, Post-Merger Repay Units may be exchanged at the discretion of the holder for shares of the Company’s Class A common stock on a one-for-one basis, or, at option of the Company, cash.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Unless otherwise noted, the business address of each of the individuals is 3 West Paces Ferry Road, Suite 200, Atlanta, GA 30305.

Name of Selling Stockholder	Class A Common Stock Beneficially Owned Prior to the Offering and Offered Hereby	% of Class A Common Stock Beneficially Owned Prior to the Offering	% of Total Voting Power Prior to the Offering (1)(2)	Class A Common Stock Beneficially Owned After Completion of the Offering	% of Class A Common Stock Beneficially Owned After Completion of the Offering	% of Total Voting Power After Completion of the Offering (1)(2)

Shaler Alias, President (3)	293,070	*	4.6%	0	*	4.1%
Tyler Dempsey, General Counsel	256,436	*	*	0	*	*
Michael Jackson, Chief Operating Officer (4)	256,436	*	*	0	*	*
Jason Kirk, Chief Technology Officer (5)	256,436	*	*	0	*	*
Kristen Merrill, Director of Finance (6)	101,109	*	*	0	*	*
Jake Moore, Head of Corporate Development (7)	256,435	*	*	0	*	*
John Morris, Chief Executive Officer (8)	732,675	1.9%	5.7%	0	*	4.5%
Tim Murphy, Chief Financial Officer (9)	439,605	1.1%	1.2%	0	*	*
Susan Perlmutter, Chief Revenue Officer (10)	219,803	*	*	0	*	*
Thomas Sullivan, Vice President, Corporate Controller	101,109	*	*	0	*	*

*	Less than 1%

(1)	The Selling Stockholders are entitled to one vote for each share of Class A common stock held by them. Each Selling Stockholder (other than Messrs Dempsey and Sullivan) also owns (i) one share of Class V Common Stock; and (ii) Post-Merger Repay Units, as detailed in footnotes 3 – 10 below, and is entitled to a number of votes that is equal to the product of (i) the total number of Post-Merger Repay Units held by such Selling Stockholder multiplied by (ii) the exchange ratio between the Post-Merger Repay Units and Class A common stock, which will initially be one-for-one. Subject to the terms of the Exchange Agreement, the Post-Merger Repay Units are initially exchangeable for shares of Class A common stock on a one-for-one basis from and after the six month anniversary of the Closing.

(2)	Represents percentage of voting power of the holders of Class A common stock and Class V common stock of the Company voting together as a single class. See the section entitled “Description of Securities.”

(3)	Additionally, Mr. Alias has beneficial ownership of (a) 2,492,629 Post-Merger Repay Units held of record by Alias Holdings, LLC, (b) 1,218 Escrow Units allocated to Mr. Alias, and (c) 5,713 Escrow Units allocated to Alias Holdings, LLC. Mr. Alias owns all of the voting ownership interests of Alias Holdings, LLC. He also serves as the sole member of its board of managers and has voting and investment power over the securities held by Alias Holdings, LLC.

(4)	Additionally, Mr. Jackson has beneficial ownership of (a) 90,992 Post-Merger Repay Units held of record by Mr. Jackson, and (b) 404 Escrow Units allocated to Mr. Jackson.

(5)	Additionally, Mr. Kirk has beneficial ownership of (a) 257,261 Post-Merger Repay Units held of record by Mr. Kirk, and (b) 1,038 Escrow Units allocated to Mr. Kirk.

(6)	Additionally, Ms. Merrill has beneficial ownership of (a) 100,426 Post-Merger Repay Units held of record by Ms. Merrill, and (b) 341 Escrow Units allocated to Ms. Merrill.

(7)	Additionally, Mr. Moore has beneficial ownership of (a) 69,078 Post-Merger Repay Units held of record by Mr. Moore, and (b) 310 Escrow Units allocated to Mr. Moore.

(8)	Additionally, Mr. Morris has beneficial ownership of (a) 263,551 Post-Merger Repay Units held of record by 2018 JAM Family Charitable Trust dated March 1, 2018 (the “Morris Trust”), (b) 2,475,354 Post-Merger Repay Units held of record by JOSEH Holdings, LLC, (c) 1,433 Escrow Units allocated to Mr. Morris, (d) 629 Escrow Units allocated to the Morris Trust, and (e) 5,660 Escrow Units allocated to JOSEH Holdings, LLC. Mr. Morris owns all of the voting ownership interests of JOSEH Holdings, LLC and serves as the sole member of its board of managers. Mr. Morris is the sole trustee of the Morris Trust. Mr. Morris has voting and investment power over the shares held by the Morris Trust and JOSEH Holdings, LLC.

(9)	Additionally, Mr. Murphy has beneficial ownership of (a) 312,704 Post-Merger Repay Units held of record by Murphy Family Irrevocable Trust U/A/D December 31, 2018 (the “Murphy Trust”), and (b) 1,270 Escrow Units allocated to the Murphy Trust. Mr. Murphy is the investment advisor of the Murphy Trust, and has voting and investment power over the shares held by the Murphy Trust.

(10)	Additionally, Ms. Perlmutter has beneficial ownership of (a) 118,458 Post-Merger Repay Units held of record by Ms. Perlmutter, and (b) 425 Escrow Units allocated to Ms. Perlmutter.

Material Relationships with the Selling Stockholders

Stockholder Agreements

Pursuant to Stockholders Agreements that the Company entered into with CC Payment Holdings, L.L.C. (“Corsair”), Thunder Bridge Acquisition, LLC (the “Sponsor”), and John Morris and Shaler Alias at the Closing in connection with the Merger, the Company agreed to nominate Corsair’s designees and Paul R. Garcia (or, if Mr. Garcia no longer desires to serve on the Company Board or does not meet the requirements of the designee under the Sponsor’s Stockholders Agreement, a person designated by Peter J. Kight (or in the event of his death or incapacity, Robert H. Hartheimer)) to serve on the Company Board for so long as each of them and their respective affiliates beneficially own certain specified percentages of the Company’s Class A common stock. In addition, John Morris, who serves as Chief Executive Officer of the Company, and Shaler Alias, who serves as President of the Company, will have the right to be designated or nominated as directors of the Company Board so long as they serve the Company in those respective positions pursuant to their Stockholders Agreement, and will have the right to designate one separate director (subject to Corsair approval) if they do not continue to serve, as long as they together beneficially own a certain specified percentage of the Company’s common stock (including Post-Merger Repay Units exchangeable for shares of the Company’s Class A common stock pursuant to the Exchange Agreement). For more information, each of the Stockholders Agreement is described in the Closing 8-K, which is incorporated herein by reference.

Employment Relationships

Tyler B. Dempsey, Esq., our General Counsel, was a partner at the law firm of Troutman Sanders LLP prior to joining the Company on September 3, 2019. Troutman has in the past provided, and continues to provide, legal services to the Company.

Except for the transactions referred to herein and in documents incorporated by reference into this prospectus or filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, none of the Selling Stockholders has, or within the last three years has had, any position, office or other material relationship with us other than as a holder of our securities.

PLAN OF DISTRIBUTION

We are registering 2,913,114 shares of Class A common stock for possible sale by the Selling Stockholders from time to time. We are required to pay all fees and expenses incident to the registration of the shares of our Class A common stock to be offered and sold pursuant to this prospectus.

The shares of Class A common stock beneficially owned by the Selling Stockholders covered by this prospectus may be offered and sold from time to time by the Selling Stockholders. The term “Selling Stockholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Stockholders may sell their shares by one or more of, or a combination of, the following methods:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	an over-the-counter distribution in accordance with the rules of The Nasdaq Capital Market;

●	through trading plans entered into by a Selling Stockholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	to or through underwriters or broker-dealers;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	in privately negotiated transactions;

●	in options transactions;

●	through a combination of any of the above methods of sale; or

●	any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 of the Securities Act (“Rule 144”) may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Class A common stock in the course of hedging transactions, broker-dealers or other financial institutions may engage in short sales of shares of Class A common stock in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders may also sell shares of Class A common stock short and redeliver the shares to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Selling Stockholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Stockholder or borrowed from any Selling Stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Stockholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Stockholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Stockholders in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the Selling Stockholders and any broker-dealers who execute sales for the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

LEGAL MATTERS

The validity of the shares of common stock which are originally offered under the Registration Statement of which this prospectus forms a part will be passed upon for us by Tyler B. Dempsey, Esq., our General Counsel.

EXPERTS

The audited financial statements of Thunder Bridge Acquisition, Ltd. have been incorporated by reference herein in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The audited consolidated financial statements of Hawk Parent Holdings LLC and its subsidiaries as of December 31, 2018 and for the year ended December 31, 2018 incorporated by reference herein have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Hawk Parent Holdings LLC and its subsidiaries at December 31, 2017 and 2016 and for the year ended December 31, 2017 and the period from inception through December 31, 2016 and the period from January 1, 2016 to August 31, 2016 incorporated by reference herein have been audited by Warren Averett, LLC, independent registered public accounting firm, as set forth in their report thereon and are so incorporated in reliance on such report given on the authority of such firm as experts in accounting and auditing.

The audited consolidated financial statements of TriSource Solutions, LLC and its subsidiaries (“TriSource”) as of December 31, 2018 and for the year ended December 31, 2018 incorporated by reference herein have been so included in reliance upon the report of Honkamp Kreuger & Co., P.C., independent registered public accountants, upon the authority of said firm as experts in accounting and auditing. TriSource was acquired by the Company on August 13, 2019.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

Our website address is www.repay.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC, including our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the SEC pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

●	our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 26, 2019 (File No. 001-38531);

●	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019, filed with the SEC on May 15, 2019 and July 10, 2019, respectively (File No. 001-38531);

●	our Current Reports on Form 8-K and Form 8-K/A, as applicable, filed with the SEC on January 22, 2019, February 12, 2019, April 17, 2019, May 9, 2019, May 21, 2019, May 29, 2019, June 20, 2019, July 10, 2019, July 17, 2019, July 26, 2019, August 14, 2019, August 14, 2019, August 19, 2019 and September 20, 2019 (in each case, excluding those portions furnished pursuant to Item 2.02 and Item 7.01, if applicable) (File No. 001-38531); and

●	the description of our securities contained in our Registration Statement on Form 8-A (File No. 001-38531), filed with the SEC on June 15, 2018, including any amendments or reports filed for the purpose of updating such description.

Documents that are incorporated by reference in this prospectus but were filed under the Exchange Act before July 11, 2019 do not reflect the Domestication, the Business Combination or the resulting change in our name, jurisdiction of incorporation or capital structure.

All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portions of the respective filings that are furnished, rather than filed, pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K including exhibits related thereto or other applicable SEC rules) and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Tyler B. Dempsey, Esq., whose legal opinion with respect to the securities registered hereunder is filed as Exhibit 5.1 hereto, is an employee of the Registrant, participates in the Incentive Plan and owns shares of our Class A common stock, including shares of Restricted Stock which may be resold pursuant to the reoffer prospectus which forms a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The registrant’s Certificate of Incorporation and Bylaws provide for indemnification by the registrant of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The registrant’s Certificate of Incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.

The registrant has entered into indemnification agreements with each of its directors and executive officers to provide contractual indemnification in addition to the indemnification provided in our Certificate of Incorporation. Each indemnification agreement provides for indemnification and advancements by the registrant of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to the registrant or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law. We believe that these provisions and agreements are necessary to attract qualified directors.

The registrant also maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the registrant, and (2) to the registrant with respect to payments which may be made by the registrant to such officers and directors pursuant to any indemnification provision contained in the registrant’s Certificate of Incorporation and Bylaws or otherwise as a matter of law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Document
4.1	Certificate of Incorporation of Repay Holdings Corporation (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on July 17, 2019).
4.2	By-laws of Repay Holdings Corporation (incorporated herein by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed on July 17, 2019).
5.1*	Opinion of Tyler B. Dempsey.
23.1*	Consent of Warren Averett, LLC.
23.2*	Consent of Grant Thornton LLP for Hawk Parent Holdings LLC.
23.3*	Consent of Grant Thornton LLP for Thunder Bridge Acquisition, Ltd.
23.4*	Consent of Honkamp Krueger & Co., P.C. for TriSource Solutions, LLC.
23.5*	Consent of Tyler B. Dempsey (included as part of Exhibit 5.1).
24.1*	Power of Attorney (included in the signature pages to this Registration Statement).
99.1	Repay Holdings Corporation Omnibus Incentive Plan (incorporated herein by reference to Exhibit 10.10 of the Company’s Current Report on Form 8-K filed on July 17, 2019).
99.2*	Amendment No. 1 to the Repay Holdings Corporation Omnibus Incentive Plan, dated as of September 20, 2019.
99.3	Form of Repay Holdings Corporation Time-Vesting Restricted Stock Agreement (incorporated herein by reference to Exhibit 10.17 to the Company’s Current Report on Form 8-K filed on July 17, 2019).
99.4	Form of Repay Holdings Corporation Performance-Vesting Restricted Stock Agreement (incorporated herein by reference to 10.18 to the Company’s Current Report on Form 8-K filed on July 17, 2019).

* Filed herewith.

Item 9.  Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, Georgia, on September 20, 2019.

REPAY HOLDINGS CORPORATION

By:	/s/ Timothy J. Murphy
Name: Timothy J. Murphy
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John Morris and Timothy J. Murphy and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, to sign in any and all capacities (including, without limitation, the capacities listed below), the registration statement, any and all amendments (including post-effective amendments) to the registration statement and any and all successor registration statements of Repay Holdings Corporation, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done to enable Repay Holdings Corporation to comply with the provisions of the Securities Act and all the requirements of the Securities and Exchange Commission, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated and on the date indicated.

Signature	Capacity	Date

/s/ John Morris	Chief Executive Officer and Director (principal executive officer)	September 20, 2019
John Morris

/s/ Shaler Alias	President, Director	September 20, 2019
Shaler Alias

/s/ Timothy J. Murphy	Chief Financial Officer (principal financial officer and principal accounting officer)	September 20, 2019
Timothy J. Murphy

/s/ Richard E. Thornburgh	Director	September 20, 2019
Richard E. Thornburgh

/s/ William Jacobs	Director	September 20, 2019
William Jacobs

/s/ Paul R. Garcia	Director	September 20, 2019
Paul R. Garcia

/s/ Robert H. Hartheimer	Director	September 20, 2019
Robert H. Hartheimer

/s/ Maryann Goebel	Director	September 20, 2019
Maryann Goebel

/s/ Peter J. Kight	Director	September 20, 2019
Peter J. Kight

/s/ Jeremy Schein	Director	September 20, 2019
Jeremy Schein

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